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                                  EXHIBIT 10.4

                                    AMENDMENT
                                       TO
                          TECHNOLOGY LICENSE AGREEMENT

         The parties to that certain "Technology License Agreement" dated October 23, 1998, between SurgiJet, Inc., a California corporation ("Company") as the licensor and VisiJet, Inc., a California corporation, as the licensee ("Licensee") agree that the following amendment and additions are hereby inserted into the agreement as set forth hereinbelow. To the extent that paragraphs of the agreement are amended and restated herein, each amended and restated paragraph supersedes the corresponding paragraph in the agreement, and the remainder of the agreement remains in full force and effect as written.

1.       Paragraphs 1.2 is amended and restated as follows:

         1.2 Technology. The term "Technology" as used in this Agreement shall mean all information, data and know-how, including, but not limited to, inventions, creations, ideas, discoveries, copyrights, mask works, programs, and trade secrets, in whatever form or medium, owned or developed by COMPANY, relating to the Devices, and all improvements, modifications, enhancements, refinements and the like thereto (whether patentable or unpatentable) owned or developed by the COMPANY.

2.       Paragraph 3.1 is hereby amended to read as follows:

         3.1 Payment. As consideration for the License granted hereunder, LICENSEE shall pay to COMPANY earned royalties on Net Sales as follows: 7% of the Net Sales until such time as cumulative Net Sales have equaled $400 million over the term of this Agreement and 5% of Net Sales thereafter, all for such period of time equal to the duration of the license contemplated under this Agreement (the "Running Royalties"). All Running Royalties shall be paid by LICENSEE to COMPANY on or before 45 days after March 31st, June 30th, September 30th and December 31st of each calendar year of the license contemplated in this Agreement, and shall be submitted together with a statement of Running Royalties for each such applicable period setting forth the calculation thereof.

3. The second paragraph 3.3, on page 3 of the agreement, is deleted in its entirety.

4.       Paragraph 6 is amended and restated as follows:

         6. PATENT APPLICATIONS AND PATENTS.

                  To the extent LICENSEE determines that one or more aspects of the Devices are patentable, LICENSEE shall file and prosecute or cause to be filed and prosecuted one or more applications for a United States patent or patents covering one or more aspects of the Devices. LICENSEE shall have the right to file and prosecute or cause to be filed and prosecuted one or more applications for a foreign patent or patents covering one or more aspects of the Devices. COMPANY shall be shown as

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         the assignee of record on all such United State and foreign patent applications and all United States and foreign patents issued thereon shall be subject to the Patent License Agreement entered into by the COMPANY and the LICENSEE concurrently herewith. All costs and expenses relating to, and the control of (including, without limitation, matters relating to filing, prosecution, reissue, reexamination and withdrawal) such patent applications shall be the exclusive responsibility of LICENSEE in its sole and absolute discretion. If LICENSEE does not timely pursue a patent or patents on a new invention arising under the technology licensed under this Agreement, COMPANY shall have the option to pursue such patent or patents at its own expense and such derived patent or patents shall not be subject to the licensure under this Agreement.

5.       Article 11 is amended and restated as follows:

         If LICENSEE determines that it does not intent to market one or more Devices, or that it intends to discontinue the marketing or production of one or more Devices, it shall so notify COMPANY and the licensee granted by COMPANY to LICENSEE pursuant to Article 2, for the unmarketed Device(s), shall revert to COMPANY. The parties agree that, for the purposes of this Article 11, the term "market" includes advertising and solicitation of orders for the Devices, even though a physical product is not yet developed or delivered.

6.       Article 14 is amended and restated as follows:

         14. This Agreement and the license granted therein as personal to the LICENSEE, and LICENSEE may not assign any of the rights granted to the LICENSEE under this Agreement without the advance written consent of the COMPANY. Notwithstanding the immediately foregoing, a merger of the LICENSEE with Ponte Nossa Acquisition Corp., or its subsidiary shall not constitute an assignment for the purposes of this Agreement.

7.       The following Article 21 is added to the agreement:

         21. (a) The licenses to the licensed Technology granted in Section 2 shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses to rights in "intellectual property" as defined in Section 101 of the U.S. Bankruptcy Code. The parties agree that Licensee shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. In the event that a bankruptcy proceeding under the U.S. Bankruptcy Code is commenced by or against Company, Licensee shall be entitled, at its option to:
(a) retain all of its rights under this Agreement (including, without limitation, the rights and licenses granted under Section 2 hereof) pursuant to
Section 365(n) of the U.S. Bankruptcy Code; or (b) receive a complete duplicate of, or complete access to, all Technology constituting "intellectual property" under Section 101 of the U.S. Bankruptcy Code and all embodiments thereof. If such Licensed Patents Technology is not already in License's possession, it shall be promptly delivered to Licensee upon Licensee's written request (i) upon any such commencement of a bankruptcy proceeding, unless Company elects to continue to perform all of its obligations under this Agreement; or (ii) upon rejection of this Agreement by or on behalf of the Company.

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         (b) In the event that a bankruptcy proceeding under the U.S. Bankruptcy
Code is commenced by or against LICENSEE prior to the completion or formal termination of the planned merger with Ponte Nossa Acquisition Corp., or its subsidiary, described in Paragraph 9 of this Amendment, and the Technology License Agreement is rejected or otherwise terminated as a result of such proceeding, COMPANY shall offer to enter into a new Technology License
Agreement, on substantially the same terms as the Technology License Agreement, as amended by this Amendment, with Ponte Nossa Acquisition Corp., as a part of a merger on substantially the same terms as the merger contemplated between VisiJet and Ponte Nossa Acquisition Corp., or its subsidiary; Provided, however, that Ponte Nossa Acquisition Corp is not bankrupt or insolvent at the time of said offer, and that neither Ponte Nossa Acquisition Corp., Wharton Equity Partners, nor any affiliates thereof or of the COMPANY are plaintiffs in an involuntary bankruptcy proceeding against the LICENSEE.

8. The parties acknowledge and agree, as of the date of this Amendment, that (i) the Technology License Agreement is in full force and effect,
         (ii) there are no defaults under the Technology License Agreement or facts or circumstances which, after the passage of time, would constitute a default, and (iii) there are no amounts due from Licensee, including without limitation, any amount under Article 3, except those noted and acknowledged under Paragraph 5.2 of the Patent License Agreement entered between the Licensee and the Company dated October 23, 1998, as amended. The parties agree that the amendments set forth hereinabove shall become effective only upon approval of the shareholders of the Company. The parties acknowledge that Licensee is a party to an Agreement and Plan of Merger with Ponte Nossa Acquisition Corp., or its subsidiary, and the status of the Technology License Agreement and this Amendment is a material factor in the contemplated transaction. Accordingly, Company and Licensee agree that neither the Technology License Agreement nor this Amendment may be amended, modified or terminated without the prior written consent of Ponte Nossa Acquisition Corp.; provided, however, that this consent requirement shall terminate if the transaction contemplated by the Agreement and Plan of Merger have not been completed by August 30, 2003.



         IN WITNESS WHEREOF, the parties hereto have executed this amendment in duplicate originals by their duly authorized officers or representatives.

Date: November 6, 2002

COMPANY;
SurgiJet, Inc.

By: /s/ Lance Doherty
    ------------------------
Title: Chairman & CFO

LICENSEE:
Visijet, Inc.

By: /s/ Lance Doherty
    ------------------------
Title: Chairman & CFO

The undersigned agrees to be bounded by the foregoing Amendment:

Ponte Nossa Acquisition Corp.

By: /s/ LarrySchreiber,CEO
    ------------------------

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